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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   8   )*
                                         ------

                      Alaska Northwest Properties Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                011750 10 6
                     ----------------------------------
                               (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  8  Pages
                                        ---

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CUSIP No. 011750 10 6                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Ronald F. Cosgrave
       ###-##-####
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
       Not Applicable
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
       U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                13,420
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                None
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                13,420
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       13,720
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
       Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       46.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 8 pages

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                                                          Page  3  of  4  Pages
                                                               ---    ---
CUSIP NO. 011750 10 6


ITEM 1(A).  NAME OF ISSUER:              ALASKA NORTHWEST PROPERTIES INC.

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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                         19048 37th Avenue South
                                         Seattle, WA 98188

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ITEM 2(A).  NAME OF PERSON(S) FILING:    RONALD F. COSGRAVE

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ITEM 2(B).  ADDRESS OF RESIDENCE:        19046 37th Avenue South
                                         Seattle, WA 98188

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ITEM 2(C).  CITIZENSHIP:                 United States.

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ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                                         This statement relates to the Common
                                         Stock, $1.00 par value, of Alaska
                                         Northwest Properties Inc.

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ITEM 2(E).  CUSIP NUMBER:                011750 10 6

-------------------------------------------------------------------------------

ITEM 3.  Not Applicable
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP:

    (a) Mr. Cosgrave is the beneficial owner of 13,720 shares. Mr. Cosgrave is the sole owner of 13,420 shares. Presently, he has the right to acquire 300 additional shares under stock options granted 4/1/96.

    ---------------------------------------------------------------------------

    (b) The aggregate percentage of the 13,720 share listed in Item 4(a) above is 46.2%.

    ---------------------------------------------------------------------------

    (c) Number of shares as to which Mr. Cosgrave has:

          (i) sole power to vote or to direct the vote-                 13,420

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote-               None

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of-    13,420

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of-  None

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ITEM 5.  Not Applicable
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ITEM 6.  Not Applicable
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ITEM 7.  Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  Not Applicable
-------------------------------------------------------------------------------


ITEM 9.  Not Applicable
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                                                                   Page 4 of 4

ITEM 10. CERTIFICATION:    By signing below I certify  that, to the best of my
         knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:          2-6-97
      ----------------------------------

Signature:  /s/ Ronald F. Cosgrave
           -----------------------------
Name:       Ronald F. Cosgrave